Exhibit 99.1

Investor Contact:

Charlotte McLaughlin

HD Supply Investor Relations

770-852-9100

InvestorRelations@hdsupply.com

Media Contact:

Quiana Pinckney

HD Supply Public Relations

770-852-9057

Quiana.Pinckney@hdsupply.com

HD Supply Holdings, Inc. Announces Fiscal 2018 Second-Quarter Results,

Raises Full-Year Guidance

ATLANTA, GA — September 5th, 2018 — HD Supply Holdings, Inc. (NASDAQ: HDS), one of the largest industrial distributors in North America, today reported Net sales of $1.6 billion for the second quarter of fiscal 2018 ended July 29, 2018, an increase of $248 million, or 18.3 percent, as compared to the second quarter of fiscal 2017.  Organic sales growth for the second quarter of fiscal 2018 was 10.1 percent, as compared to the second quarter of fiscal 2017.

“I am proud of the team’s performance in the second quarter. We continued to deliver impressive sales growth and benefit from the investments that we have made in the business over the last 18 months,” stated Joe DeAngelo, Chairman and CEO of HD Supply.

Gross profit increased $83 million, or 15.4 percent, to $622 million for the second quarter of fiscal 2018, as compared to $539 million for the second quarter of fiscal 2017. Gross profit was 38.9 percent of Net sales for the second quarter of fiscal 2018, down approximately 100 basis points from 39.9 percent for the second quarter of fiscal 2017.

Operating income increased $31 million, or 17.2 percent, to $211 million for the second quarter of fiscal 2018, as compared to $180 million for the second quarter of fiscal 2017. Operating income was 13.2 percent of Net sales for the second quarter of fiscal 2018, down approximately 10 basis points from 13.3 percent for the second quarter of fiscal 2017.

Income from continuing operations increased $49 million, or 60.5 percent, to $130 million for the second quarter of fiscal 2018, as compared to $81 million for the second quarter of fiscal 2017.

Net income decreased $311 million, or 70.4 percent, to $131 million for the second quarter of fiscal 2018, as compared to $442 million for the second quarter of fiscal 2017. Net income in the second quarter of fiscal 2017 included $361 million of Income from discontinued operations, net of tax.

Adjusted EBITDA increased $38 million, or 18.3 percent, to $246 million for the second quarter of fiscal 2018, as compared to $208 million for the second quarter of fiscal 2017. Adjusted EBITDA was 15.4 percent of Net sales for the second quarter of fiscal 2018, flat as compared to the second quarter of fiscal 2017.

Adjusted net income increased $55 million, or 43.3 percent, to $182 million for the second quarter of fiscal 2018, as compared to $127 million for the second quarter of fiscal 2017.  Adjusted net income per diluted share was $0.99 in the second quarter of fiscal 2018, as compared to $0.64 in the second quarter of fiscal 2017.

As of July 29, 2018, HD Supply’s combined liquidity of $1,061 million was comprised of $228 million in cash and cash equivalents and $833 million of additional available borrowings (excluding $134 million of borrowings on available cash balances) under HD Supply, Inc.’s senior asset-based lending facility, based on qualifying inventory and receivables.

Business Unit Performance

Facilities Maintenance

Net sales increased $51 million, or 6.6 percent, to $820 million in the second quarter of fiscal 2018, as compared to $769 million for the second quarter of fiscal 2017.  Adjusted EBITDA increased $5 million, or 3.4 percent, to $150 million for the second quarter of fiscal 2018, as compared to $145 million for the second quarter of fiscal 2017.  Adjusted EBITDA was 18.3 percent of Net sales for the second quarter of fiscal 2018, down approximately 60 basis points from 18.9 percent for the second quarter of fiscal 2017.

Construction & Industrial

Net sales increased $197 million, or 33.7 percent, to $781 million in the second quarter of fiscal 2018, as compared to $584 million for the second quarter of fiscal 2017.  Organic sales growth was approximately 14.7 percent in the second quarter of fiscal 2018 as compared to the second quarter of fiscal 2017. Adjusted EBITDA increased $33 million, or 52.4 percent, to $96 million for the second quarter of fiscal 2018, as compared to $63 million for the second quarter of fiscal 2017.  Adjusted EBITDA was 12.3 percent of Net sales for the second quarter of fiscal 2018, up approximately 150 basis points from 10.8 percent for the second quarter of fiscal 2017.

Second-Quarter Monthly Sales Performance

Net sales for May, June and July of fiscal 2018 were $488 million, $486 million and $626 million, respectively.  There were 20 selling days in May, 19 selling days in June and 24 selling days in July in both 2018 and 2017.  Average year-over-year daily sales growth for May, June and July was 18.7 percent, 18.7 percent and 17.8 percent, respectively. On an organic basis, average year-over-year daily sales growth for May, June and July was 10.6 percent, 10.4 percent and 9.7 percent, respectively.

Preliminary August Sales Results

Preliminary Net sales in August 2018 were approximately $513 million, which represents year-over-year average daily sales growth of approximately 17.7 percent (10.2 percent on an organic basis).  Preliminary August year-over-year average daily sales growth by business segment was approximately 6.0 percent for Facilities Maintenance and approximately 33.1 percent (15.7 percent on an organic basis) for Construction & Industrial.  There were 20 selling days in both August 2018 and August 2017.

Third-Quarter and Full Year 2018 Outlook

For the third quarter of fiscal 2018, Net sales are anticipated to be in the range of $1,560 million and $1,610 million, Adjusted EBITDA(1) in the range of $239 million and $249 million and Adjusted net income per diluted share(1) in the range of $0.95 and $1.00.  Adjusted net income per diluted share range assumes a fully diluted weighted average share count of approximately 184 million.  At the mid-point of the ranges, our third-quarter 2018 Net sales and Adjusted EBITDA translate into approximately 16 percent growth and 14 percent growth, respectively, versus prior year.  On an organic basis at the mid-point of the range, our third-quarter 2018 Net sales represents approximately 8 percent growth.

For the full year fiscal 2018, Net sales are anticipated to be in the range of $5,900 million and $6,000 million, Adjusted EBITDA(1) in the range of $845 million and $870 million and Adjusted net income per diluted share(1) in the

(1)  No reconciliation of the forecasted range for Adjusted EBITDA to Net income or Income from Continuing Operations and Adjusted net income per diluted share to Net income per diluted share or Income from Continuing Operations per diluted share for the third quarter of fiscal 2018 or the full year fiscal 2018 is included in this press release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

range of $3.22 and $3.35.  Adjusted net income per diluted share range assumes a fully diluted weighted average share count of approximately 184 million.

Fiscal 2018 Second-Quarter Conference Call

As previously announced, HD Supply will hold a conference call on Wednesday, September 5th, 2018 at 8:00 a.m. (Eastern Time) to discuss its second-quarter results.  The conference call and presentation materials can be accessed via webcast by logging on from the Investor Relations section of the company’s Web site at hdsupply.com. The online replay will remain available for a limited time following the call.

Non-GAAP Financial Measures

HD Supply supplements its reporting of Net income with non-GAAP measurements, including Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share. This supplemental information should not be considered in isolation or as a substitute for the GAAP measurements.  Additional information regarding Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share referred to in this press release is included below under “Reconciliation of Non-GAAP Measures.”

About HD Supply

HD Supply (www.hdsupply.com) is one of the largest industrial distributors in North America. The company provides a broad range of products and value-add services to approximately 500,000 customers with leadership positions in the maintenance, repair and operations and specialty construction sectors. Through approximately 270 branches and 44 distribution centers in the U.S. and Canada, the company’s approximately 11,000 associates provide localized, customer-driven services including jobsite delivery, will call or direct-ship options, diversified logistics and innovative solutions that contribute to its customers’ success.

Forward-Looking Statements and Preliminary Results

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s beliefs and assumptions and information currently available to management and are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future results, and that actual results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including those “Risk factors” in our annual report on Form 10-K, for the fiscal year ended January 28, 2018, filed on March 13, 2018 and those described from time to time in our, and HD Supply, Inc.’s, other filings with the U.S. Securities and Exchange Commission (the “SEC”), which can be found at the SEC’s website www.sec.gov. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Estimates for Net sales, Adjusted EBITDA and Adjusted net income per diluted share are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end and year-end adjustments. Any variation between HD Supply’s actual results and the preliminary financial data set forth above may be material.

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

Amounts in millions, except share and per share data, Unaudited

	Three Months Ended		Six Months Ended
	July 29, 2018	July 30, 2017	July 29, 2018	July 30, 2017
Net Sales	$1,600	$1,352	$2,989	$2,568
Cost of sales	978	813	1,815	1,545
Gross Profit	622	539	1,174	1,023
Operating expenses:
Selling, general and administrative	384	338	756	672
Depreciation and amortization	25	21	47	42
Restructuring	2	—	9	—
Total operating expenses	411	359	812	714
Operating Income	211	180	362	309
Interest expense	35	49	69	98
Interest (income)	—	—	(1)	—
Loss on extinguishment & modification of debt	—	—	—	3
Income from Continuing Operations Before Provision for Income Taxes	176	131	294	208
Provision for income taxes	46	50	75	69
Income from Continuing Operations	130	81	219	139
Income from discontinued operations, net of tax	1	361	1	388
Net Income	$131	$442	$220	$527
Other comprehensive income (loss) — foreign currency translation adjustment	1	(3)	2	(2)
Total Comprehensive Income	$132	$439	$222	$525

Weighted Average Common Shares Outstanding (thousands)
Basic	182,992	197,752	183,659	199,230
Diluted	183,822	198,954	184,456	201,010

Basic Earnings Per Share(1):
Income from Continuing Operations	$0.71	$0.41	$1.19	$0.70
Income from Discontinued Operations	$0.01	$1.83	$0.01	$1.95
Net Income	$0.72	$2.24	$1.20	$2.65
Diluted Earnings Per Share(1):
Income from Continuing Operations	$0.71	$0.41	$1.19	$0.69
Income from Discontinued Operations	$0.01	$1.81	$0.01	$1.93
Net Income	$0.71	$2.22	$1.19	$2.62

(1) May not foot due to rounding.

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

Amounts in millions, except per share data, Unaudited

	July 29, 2018	January 28, 2018
ASSETS
Current assets:
Cash and cash equivalents	$228	$558
Receivables, less allowance for doubtful accounts of $17 and $12	843	612
Inventories	813	674
Other current assets	45	31
Total current assets	1,929	1,875
Property and equipment, net	345	325
Goodwill	1,992	1,807
Intangible assets, net	203	91
Deferred tax asset	119	205
Other assets	18	15
Total assets	$4,606	$4,318
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$488	$377
Accrued compensation and benefits	104	95
Current installments of long-term debt	11	11
Other current liabilities	247	138
Total current liabilities	850	621
Long-term debt, excluding current installments	2,087	2,090
Other liabilities	61	141
Total liabilities	2,998	2,852
Stockholders’ equity:
Common stock, par value $0.01; 1 billion shares authorized; 183.8 million and 185.7 million shares issued and outstanding at July 29, 2018, and January 28, 2018, respectively	2	2
Paid-in capital	4,047	4,029
Accumulated deficit	(1,745)	(1,966)
Accumulated other comprehensive loss	(15)	(17)
Treasury stock, at cost, 20.8 and 18.2 million shares at July 29, 2018 and January 28, 2018, respectively	(681)	(582)
Total stockholders’ equity	1,608	1,466
Total liabilities and stockholders’ equity	$4,606	$4,318

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Amounts in millions, Unaudited

	Six Months Ended
	July 29, 2018	July 30, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$220	$527
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	51	50
Provision for uncollectibles	6	4
Non-cash interest expense	11	6
Payment of discounts upon extinguishment of debt	—	(4)
Loss on extinguishment of debt	—	3
Stock-based compensation expense	12	12
Deferred income taxes	70	(223)
Other	(1)	—
Changes in assets and liabilities, net of the effects of acquisitions & dispositions:
(Increase) decrease in receivables	(183)	(258)
(Increase) decrease in inventories	(104)	(141)
(Increase) decrease in other current assets	(5)	—
Increase (decrease) in accounts payable and accrued liabilities	108	212
Increase (decrease) in other long-term liabilities	1	1
Net cash provided by operating activities	186	189
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(47)	(43)
Proceeds from sales of property and equipment	—	2
Payments for businesses acquired, net of cash acquired	(362)	—
Net cash provided by (used in) investing activities	(409)	(41)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock under employee benefit plans	6	29
Purchase of treasury shares	(93)	(414)
Tax withholdings on stock-based awards	(6)	—
Repayments of long-term debt	(5)	(103)
Borrowings on long-term revolver debt	10	599
Repayments on long-term revolver debt	(16)	(261)
Debt issuance and modification costs	—	(6)
Other financing activities	(3)	—
Net cash provided by (used in) financing activities	(107)	(156)
Effect of exchange rates on cash and cash equivalents	—	—
Increase (decrease) in cash and cash equivalents	$(330)	$(8)
Cash and cash equivalents at beginning of period	558	75
Cash and cash equivalents at end of period	$228	$67

HD SUPPLY HOLDINGS, INC.

SEGMENT REPORTING

Amounts in millions, Unaudited

	Facilities Maintenance	Construction & Industrial	Eliminations	Total Continuing Operations
Three Months Ended July 29, 2018
Net sales	$820	$781	$(1)	$1,600
Adjusted EBITDA	150	96	—	246
Depreciation(1) & Software Amortization	9	12	—	21
Other Intangible Amortization	2	4	—	6
Three Months Ended July 30, 2017
Net sales	$769	$584	$(1)	$1,352
Adjusted EBITDA	145	63	—	208
Depreciation(1) & Software Amortization	8	11	—	19
Other Intangible Amortization	3	—	—	3
Six Months Ended July 29, 2018
Net sales	$1,543	$1,447	$(1)	$2,989
Adjusted EBITDA	273	163	—	436
Depreciation(1) & Software Amortization	18	22	—	40
Other Intangible Amortization	4	7	—	11
Six Months Ended July 30, 2017
Net sales	$1,451	$1,120	$(3)	$2,568
Adjusted EBITDA	253	112	—	365
Depreciation(1) & Software Amortization	17	21	—	38
Other Intangible Amortization	5	1	—	6

(1)         Depreciation includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.

Reconciliation of Non-GAAP Measures

Adjusted EBITDA and Adjusted net income are not recognized terms under GAAP and do not purport to be alternatives to Net income as a measure of operating performance. We present Adjusted EBITDA and Adjusted net income because each is a primary measure used by management to evaluate operating performance. In addition, we present Adjusted net income to measure our overall profitability as we believe it is an important measure of our performance. We believe the presentation of Adjusted EBITDA and Adjusted net income enhances investors’ overall understanding of the financial performance of our business.

Adjusted EBITDA is based on “Consolidated EBITDA,” a measure which is defined in our senior credit facilities and used in calculating financial ratios in several material debt covenants. Adjusted EBITDA is defined as Net income less Income from discontinued operations, net of tax, plus (i) Interest expense and Interest income, net, (ii) Provision for income taxes, (iii) depreciation and amortization and further adjusted to exclude loss on extinguishment of debt, non-cash items and certain other adjustments to Consolidated Net Income permitted in calculating Consolidated EBITDA under our senior credit facilities.

Adjusted net income is defined as Net income less Income from discontinued operations, net of tax, further adjusted for loss on extinguishment of debt, certain non-cash, non-recurring or unusual items, net of tax.

We compensate for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of Adjusted EBITDA and Adjusted net income may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA and Adjusted net income have limitations as analytical tools and should not be considered in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•                       Adjusted EBITDA and Adjusted net income do not reflect changes in, or cash requirements for, our working capital needs;

•                       Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;

•                       Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;

•                       Adjusted EBITDA and Adjusted net income do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; and although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Adjusted EBITDA

The following table presents a reconciliation of Net income and Income from Continuing Operations, the most directly comparable financial measures under GAAP, to Adjusted EBITDA for the periods presented (amounts in millions):

	Three Months Ended		Six Months Ended
	July 29, 2018	July 30, 2017	July 29, 2018	July 30, 2017
Net income	$131	$442	$220	$527
Less income from discontinued operations, net of tax	1	361	1	388
Income from continuing operations	130	81	219	139
Interest expense, net	35	49	68	98
Provision for income taxes	46	50	75	69
Depreciation and amortization (1)	27	22	51	44
Loss on extinguishment of debt (2)	—	—	—	3
Restructuring charges (3)	2	—	9	—
Stock-based compensation	6	6	12	12
Acquisition and integration costs (4)	1	—	3	—
Other	(1)	—	(1)	—
Adjusted EBITDA	$246	$208	$436	$365

(1)         Depreciation and amortization includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.

(2)         Represents the loss on extinguishment of debt including the write-off of unamortized deferred financing costs, original issue discount and other assets or liabilities associated with such debt.

(3)         Represents the costs related to exiting the Company’s previous corporate headquarters and the costs incurred for strategic alignment of our workforce. These costs include severance, relocation costs and other related costs.

(4)         Represents the costs incurred in the acquisition and integration of A.H. Harris Construction Supplies.

Adjusted Net Income

The following table presents a reconciliation of Net income and Income from Continuing Operations, the most directly comparable financial measures under U.S. GAAP, to Adjusted net income for the periods presented (amounts in millions):

	Three Months Ended		Six Months Ended
	July 29, 2018	July 30, 2017	July 29, 2018	July 30, 2017
Net income	$131	$442	$220	$527
Less income from discontinued operations, net of tax	1	361	1	388
Income from continuing operations	130	81	219	139
Plus: Provision for income taxes	46	50	75	69
Less: Cash income taxes	(3)	(7)	(5)	(10)
Plus: Amortization of acquisition-related intangible assets (other than software)	6	3	11	6
Plus: Loss on extinguishment of debt (1)	—	—	—	3
Plus: Restructuring charges (2)	2	—	9	—
Plus: Acquisition and integration costs (3)	1	—	3	—
Adjusted Net Income	$182	$127	$312	$207

Diluted weighted average common shares outstanding	183,822	198,954	184,456	201,010
Adjusted net income per share — diluted	$0.99	$0.64	$1.69	$1.03

(1)         Represents the loss on extinguishment of debt including the write-off of unamortized deferred financing costs, original issue discount and other assets or liabilities associated with such debt.

(2)         Represents the costs related to exiting the Company’s previous corporate headquarters and the costs incurred for strategic alignment of our workforce. These costs include severance, relocation costs and other related costs.

(3)         Represents the costs incurred in the acquisition and integration of A.H. Harris Construction Supplies.

No reconciliation of the forecasted range for Adjusted EBITDA to Net income and Adjusted net income per diluted share to Net income per diluted share for the third quarter of fiscal 2018 or full year fiscal 2018 is included in this press release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.